Exhibit 10.27

February 21, 2017

Elyse Stock M.D.

RE: LETTER OF OFFER OF EMPLOYMENT – Chief of Strategy and Portfolio Development

Dear Elyse,

Following our recent discussions, we are delighted to offer you the position of Chief of Strategy and Portfolio Development with Biohaven Pharmaceuticals, Inc. We are confident you will find this new opportunity both challenging and rewarding. The following points outline the terms and conditions we are proposing.

Title: Chief of Strategy and Portfolio Development
Start date: April 5, 2017
Base Salary: $325,000 per year + Benefits as described below:
•As part of your employment, Biohaven will provide the following benefits:
◦Health & Dental Insurance. Anthem Gold level health insurance (family plan) provided to the employee with no additional premium cost to the employee (program co-pays, deductibles, etc. will apply). Alternatively, at Biohaven’s sole discretion, employee may continue with employee obtained program and Biohaven will reimburse employee for employee obtained program up to a total premium cost of $650/month for health, dental and vision.
◦Employer contribution to company 401k plan, representing a 100% company match of up to 4% of employee contribution.
◦Long-term disability insurance.
◦Incentive stock options based on performance will be awarded at the discretion of Biohaven Senior Management and upon approval of Board of Directors
◦Severance of 6 months regular salary if terminated by employer without “just cause.” No severance will be paid if employee is terminated with “just cause” (“just cause” to terminate employment hereunder defined as a result of employee’s gross negligence, willful misconduct, conviction of a felony (including the entry of a plea of nolo contendere) for illegal or criminal behavior in carrying out his duties).
◦Any relocation of workplace more than 30 miles from home address without approval of the employee will result in severance. Employee will work from home and travel to headquarters as needed upon mutual agreement. All pre-approved travel costs to headquarters, even from employee’s second home in California, will be reimbursed by employer.
◦Cellphone and hotspot partial reimbursement of $100/month or if higher per approval of Chief Executive Officer.
Annual Merit and Incentives:
•3o% Annual Target Bonus payable in cash by February 1 of following year depending on employee performance (prorated for partial year employment) and at the discretion of the Board of Directors.
•Yearly salary increases based on performance will be awarded at the discretion of Biohaven Senior Management and upon approval of Board of Directors.
•One time issuance of 74,000 stock options granted upon employment ($9.2911 strike price valued at approximately $687,541) pursuant to the company’s standard vesting schedule. Future incentive stock options based on performance will be awarded at the sole discretion of the Board of Directors.
Vacation/ Company Holidays / Sick Time:
•Vacation time: Four (4) weeks/per year of vacation time, accrued at 1.66 days per month or otherwise negotiated with your manager.
•Company Holidays: Nine (9) company holidays: 7 Standard Holidays + 2 Optional Holidays to be taken at employees discretion.
•Sick Time: To be managed at the discretion of the employees direct manager.
Reporting relationship: Chief of Strategy and Portfolio Development reporting to the Chief Executive Officer.

This arrangement may be terminated by either party upon notice in writing to either party with notice that complies with Employment Standards for Connecticut. We look forward to the opportunity to work with you in an atmosphere that is successful and mutually challenging and rewarding.

With the signature below, I accept this offer for employment.

/s/Elyse Stock
Elyse Stock M.D.

Sincerely,

Jim Engelhart, Chief Financial Officer, BIOHAVEN Pharmaceuticals, Inc.